Exhibit 99.1

Tims China Announces Second Quarter 2023 Financial Results

Total Revenues Increased 129.7% Year-over-Year to a Record RMB411.7 Million for the Second Quarter 2023

Delivered 20.4% Same-Store Sales Growth for Company Owned and Operated Stores in the Second Quarter 2023

SHANGHAI and NEW YORK, August 29th, 2023 (GLOBE NEWSWIRE) -- TH International Limited (Nasdaq: THCH), the exclusive operator of Tim Hortons coffee shops and Popeyes restaurants in China (“Tims China” or the “Company”) today announced its unaudited financial results for the second quarter 2023.

SECOND QUARTER 2023 HIGHLIGHTS

•	Total revenues were RMB411.7 million (USD56.8 million), representing a 129.7% increase from the same quarter of 2022.

•	Net new store openings totaled 52 (20 company owned and operated stores and 32 franchised stores), resulting in 700 system-wide stores at quarter-end.

•	14.7 million registered loyalty club members at quarter-end, representing a 95.4% year-over-year growth.

•	Adjusted store EBITDA[1] was RMB18.2 million (USD2.5 million), compared to a loss of RMB43.8 million in the same quarter in 2022.

•	Adjusted store EBITDA margin[2] was 5.0%, representing an increase of 31.6 percentage points from the same quarter in 2022.

COMPANY MANAGEMENT STATEMENT

Mr. Yongchen Lu, CEO & Director of Tims China, commented, “In the second quarter, we delivered 129.7% year-over-year top-line growth, achieving a record quarterly revenue of over RMB400 million, driven both by new store openings and continued strong same-store traffic and sales growth. We continued to build density in our existing cities and penetrate new cities such as Yantai, Taizhou, Changzhou. At the same time, we achieved greater capital efficiency via increasing franchise development, notably through the rapid expansion of Tims Express, our most compact store format. The Tims China brand has never been stronger, as evidenced by our rapidly growing loyalty club, which now totals 14.7 million registered members, representing a 95.4% year-over-year growth.”

1 Adjusted store EBITDA is calculated as fully burdened gross profit3 of company owned and operated stores excluding depreciation & amortization and store pre-opening expenses.

2 Adjusted store EBITDA margin is calculated as adjusted store EBITDA as a percentage of revenues from company owned and operated stores.

3 Fully burdened gross profit of company owned and operated stores, the most comparable GAAP measure to adjusted store EBITDA, was a loss of RMB23.1 million (USD3.2 million) for the three months ended June 30, 2023, compared to a loss of RMB80.2 million in the same quarter of 2022.

Mr. Lu added, “By leveraging Tims’ infrastructure and operating expertise, we were thrilled to have opened our first Popeyes restaurant in China on August 19, a major milestone in our longer-term strategy to establish a growing presence for this iconic brand across China. Adding Popeyes to the Tims China portfolio will deliver economies of scale and supply chain synergies for both brands, driving further growth and profitability for our company.”

Mr. Dong (Albert) Li, CFO of Tims China, commented, “As we continue to scale, we have demonstrated meaningful expansion in store and company profitability. Adjusted store EBITDA margin and adjusted corporate EBITDA margin improved by 31.6 percentage points and 56.1 percentage points year-over-year, respectively. We continue to monitor our cost structure in a prudent manner, particularly expenses relating to new store development, which we are working diligently to optimize further and achieve shorter payback periods. We remain committed and confident in our long-term new store development plan.”

Mr. Li continued, “Looking ahead, our top near-term financial priorities are to deliver robust revenue growth, improve profitability at the store- and corporate-level, and achieve operating cash flow breakeven. By leveraging Tims China’s strong brand recognition, growing loyalty club members, continuous innovation, expanding store network, and disciplined execution, we are confident in our ability to continue improving operational efficiency and achieving profitable growth.”

SECOND QUARTER 2023 FINANCIAL RESULTS

Total revenues reached RMB411.7 million (USD56.8 million) for the three months ended June 30, 2023, representing an increase of 129.7% from RMB179.2 million in the same quarter of 2022. Total revenues comprise:

•	Revenues from company owned and operated stores were RMB362.6 million (USD50.0 million) for the three months ended June 30, 2023, representing an increase of 120.4% from RMB164.5 million in the same quarter of 2022. The growth was primarily driven by an increase in the number of company owned and operated stores from 419 as of June 30, 2022 to 571 as of June 30, 2023 and a 20.4% same-store sales growth for company owned and operated stores in the second quarter of 2023.

•	Other revenues were RMB49.1 million (USD6.8 million) for the three months ended June 30, 2023, representing an increase of 234.5% from RMB14.7 million in the same quarter of 2022. The growth was primarily attributable to the rapid expansion of our e-commerce business and an increase in franchise fees and revenues from other franchise support activities, which was attributable to an increase in the number of franchised stores from 21 as of June 30, 2022 to 129 as of June 30, 2023.

Company operated store costs and expenses were RMB374.1 million (USD51.6 million) for the three months ended June 30, 2023, representing an increase of 56.1% from RMB239.6 million in the same quarter of 2022. Company operated store costs and expenses comprise:

•	Food and packaging expenses were RMB123.4 million (USD17.0 million), representing an increase of 109.5% from RMB58.9 million, in line with our revenue growth and store network expansion. Food and packaging costs as a percentage of revenues from company owned and operated stores decreased by 1.8 percentage points from 35.8% in the second quarter of 2022 to 34.0% in the same quarter of 2023 as we continue to benefit from greater economies of scale and higher efficiencies in supply chains.

•	Rental and property management fee were RMB75.3 million (USD10.4 million), representing an increase of 31.3% from RMB57.4 million, mainly due to the increase in the number of company owned and operated stores from 419 as of June 30, 2022 to 571 as of June 30, 2023. Rental and property management fee as a percentage of revenues from company owned and operated stores decreased by 14.1 percentage points from 34.9% in the second quarter of 2022 to 20.8% in the same quarter of 2023.

•	Payroll and employee benefits expenses were RMB79.4 million (USD10.9 million), representing an increase of 23.3% from RMB64.4 million, in line with our revenue growth and store network expansion. Payroll and employee benefits as a percentage of revenues from company owned and operated stores decreased by 17.2 percentage points from 39.1% in the second quarter of 2022 to 21.9% in the same quarter of 2023, primarily due to the refined staffing arrangement of our store operation personnel and optimization of our labor structure, including hiring more part-time employees.

•	Delivery costs were RMB29.2 million (USD4.0 million), representing an increase of 120.1% from RMB13.3 million, due to increased home-delivery orders. Delivery costs as a percentage of revenues from company owned and operated stores remained flat at 8.1% in the second quarters of 2022 and 2023.

•	Other operating expenses were RMB32.3 million (USD4.5 million), representing an increase of 89.2% from RMB17.1 million, in line with our revenue growth and store network expansion. Other operating expenses as a percentage of revenues from company owned and operated stores decreased by 1.5 percentage points from 10.4% in the second quarter of 2022 to 8.9% in the same quarter of 2023, due to our continuous efforts to optimize our cost structure and drive operating leverage through revenue growth and store network expansion.

•	Store depreciation and amortization were RMB34.5 million (USD4.8 million), representing an increase of 27.4% from RMB28.6 million, driven by an increase in the number of company owned and operated stores from 419 as of June 30, 2022 to 571 as of June 30, 2023. Store depreciation and amortization as a percentage of revenues from company owned and operated stores decreased by 7.9 percentage points from 17.4% in the second quarter of 2022 to 9.5% in the second quarter of 2023.

Cost of other revenues was RMB37.8 million (USD5.2 million) for the three months ended June 30, 2023, representing an increase of 360.6% from RMB8.2 million in the same quarter of 2022, which was primarily driven by an increase in the number of franchised stores from 21 as of June 30, 2022 to 129 as of June 30, 2023, and the incurrence of higher cost of product sales related to our e-commerce business during the second quarter of 2023. Cost of other revenues as a percentage of other revenues increased by 21.1 percentage points from 56.0% in the second quarter of 2022 to 77.1% in the same quarter of 2023.

Marketing expenses were RMB26.0 million (USD3.6 million) for the three months ended June 30, 2023, representing an increase of 35.4% from RMB19.2 million in the same quarter of 2022, which was primarily attributable to the increase in the number of our system-wide stores from 440 as of June 30, 2022 to 700 as of June 30, 2023. Marketing expenses as a percentage of total revenues decreased by 4.4 percentage points from 10.7% in the second quarter of 2022 to 6.3% in the same quarter of 2023.

General and administrative expenses were RMB133.4 million (USD18.4 million) for the three months ended June 30, 2023, representing an increase of 111.8% from RMB63.0 million in the same quarter of 2022, which was primarily due to: (i) increased payroll and employee benefits as a result of growing headcount; (ii) increased share-based compensation expenses recognized; and (iii) incurrence of fees related to warrant exchange and other financing programs. Adjusted general and administrative expenses, which excludes share-based compensation expenses of RMB55.6 million (USD7.7 million) and fees related to warrant exchange and other financing programs of RMB23.2 million (USD3.2 million), were RMB54.7 million (USD7.5 million). Adjusted general and administrative expenses as a percentage of total revenues decreased by 21.9 percentage points from 35.2% in the second quarter of 2022 to 13.3% in the same quarter of 2023. For more information on the Company’s non-GAAP financial measures, please see the section “Non-GAAP Financial Measures” and the table captioned “Reconciliation of Non-GAAP Measures to the Most Directly Comparable GAAP Measures” set forth at the end of this earnings release.

Franchise and royalty expenses were RMB15.4 million (USD2.1 million) for the three months ended June 30, 2023, representing an increase of 138.6% from RMB6.5 million in the same quarter of 2022, which was in line with our top-line growth and was primarily driven by the increase in the number of our system-wide stores from 440 as of June 30, 2022 to 700 as of June 30, 2023. Franchise and royalty expenses as a percentage of total revenues remained flat at 3.6% in the second quarters of 2022 and 2023.

As a result of the foregoing, operating loss was RMB178.9 million (USD24.7 million) for the three months ended June 30, 2023, compared to RMB164.4 million in the same quarter of 2022.

Adjusted Corporate EBITDA was a loss of RMB47.8 million (USD6.6 million) for the three months ended June 30, 2023, compared to a loss of RMB121.4 million in the same quarter of 2022. Adjusted Corporate EBITDA margin was negative 11.6% in the second quarter of 2023, representing an improvement of 56.1 percentage points from negative 67.7% in the second quarter of 2022.

Net loss was RMB227.7 million (USD31.4 million) for the three months ended June 30, 2023, compared to RMB175.6 million for the same quarter of 2022. Adjusted net loss was RMB91.2 million (USD12.6 million) for the three months ended June 30, 2023, compared to RMB153.9 million for the same quarter of 2022. Adjusted net loss margin was negative 22.2% in the second quarter of 2023, representing an improvement of 63.7 percentage points from negative 85.9% in the same quarter of 2022.

Basic and diluted net loss per ordinary share was RMB1.50 (USD0.21) in the second quarter of 2023, compared to RMB1.40 in the same quarter of 2022. Adjusted basic and diluted net loss per ordinary share was RMB0.61 (USD0.08) in the second quarter of 2023, compared to RMB1.22 in the same quarter of 2022.

Liquidity

As of June 30, 2023, the Company’s total cash and cash equivalents and short-term investments were RMB392.0 million (USD54.1 million), compared to RMB611.5 million as of December 31, 2022. The change was primarily attributable to the settlements with investors who entered into an Equity Support Agreement dated March 8, 2022, as amended (the “ESA”) with us, and cash disbursements as a result of the rapid expansion of our business and store network nationwide.

KEY OPERATING DATA

	For the three months ended or as of
	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,
	2021	2022	2022	2022	2022	2023	2023
Total stores	390	424	440	486	617	648	700
Company owned and operated stores	373	403	419	454	547	551	571
Franchised stores	17	21	21	32	70	97	129
Same-store sales growth for system-wide stores	8.2%	4.4%	-6.1%	8.1%	-8.0%	7.5%	19.9%
Same-store sales growth for company owned and operated stores	8.8%	5.5%	-5.3%	7.5%	-7.1%	8.0%	20.4%
Registered loyalty club members (in thousands)	5,969	6,907	7,532	8,862	11,250	12,386	14,721
Adjusted store EBITDA (Renminbi in thousands)	8,780	(25,011)	(43,787)	15,325	12,796	6,002	18,244
Adjusted store EBITDA margin	4.1%	-11.9%	-26.6%	5.3%	4.7%	1.9%	5.0%

KEY DEFINITIONS

•	Same-store sales growth. The percentage change in the sales of stores that have been operating for 12 months or longer during a certain period compared to the same period from the prior year. The same-store sales growth for any period of more than a month equals to the arithmetic average of the same-store sales growth of each month covered in the period. If a store was closed for seven days or more during any given month, its sales during that month and the same month in the comparison period are excluded for purposes of measuring same-store sales growth. Stores in Shanghai were not included in the calculation of same-store sales growth for the months of April and May 2023 in light of the significant impact of lockdowns in Shanghai in April and May 2022.

•	Net new store openings. The gross number of new stores opened during the period minus the number of stores permanently closed during the period.

•	Adjusted store EBITDA. Calculated as fully-burdened gross profit of company owned and operated stores excluding depreciation and amortization, and store pre-opening expenses.

•	Adjusted store EBITDA margin. Calculated as adjusted store EBITDA as a percentage of revenues from company owned and operated stores.

•	Adjusted general and administrative expenses. Calculated as general and administrative expenses excluding share-based compensation expenses, expenses related to the issuance of certain ordinary shares to CF Principal Investments LLC in November 2022 (the “Commitment Shares”), offering costs related to the ESA (the “ESA Offering Costs”), expenses related to 200,000 of our ordinary shares that may be purchased from our controlling shareholder by a holder of our convertible notes at its option pursuant to the terms of an Option Agreement dated September 28, 2022 (the “Option Shares”), and fees related to warrant exchange and other financing programs.

•	Adjusted corporate EBITDA. Calculated as operating loss excluding store pre-opening expenses, and certain non-cash expenses consisting of depreciation and amortization, share-based compensation expenses, expenses related to the Commitment Shares, the ESA Offering Costs, expenses related to the Option Shares, fees related to warrant exchange and other financing programs, impairment losses of long-lived assets, and loss on disposal of property and equipment.

•	Adjusted corporate EBITDA margin. Calculated as adjusted corporate EBITDA as a percentage of total revenues.

•	Adjusted net loss. Calculated as net loss excluding store pre-opening expenses, share-based compensation expenses, expenses related to the Commitment Shares, the ESA Offering Costs, expenses related to the Option Shares, fees related to warrant exchange and other financing programs, impairment losses of long-lived assets, loss on disposal of property and equipment, changes in fair value of convertible notes, changes in fair value of warrant liabilities; and changes in fair value of ESA derivative liabilities.

•	Adjusted net loss margin. Calculated as adjusted net loss as a percentage of total revenues.

•	Adjusted basic and diluted net loss per ordinary share. Calculated as adjusted net loss attributable to the Company’s ordinary shareholders divided by weighted-average number of basic and diluted ordinary share.

RECENT BUSINESS DEVELOPMENTS

On June 20, 2023, Tims China announced a partnership with Oatly Group AB (Nasdaq: OTLY), the world’s original and largest oat drink company. The partners have launched a new dairy-free ready-to-drink (RTD) oat milk latte product line, the latest addition to Tims China’s growing portfolio of convenient and tasty RTD beverages. The co-branded RTD products strengthen Tims China’s out-of-store product portfolio.

On June 27, 2023, Tims China successfully completed its previously announced warrant exchange offer and post-offer exchange relating to its outstanding warrants. Pursuant to the warrant exchange offer and the post-offer exchange, the Company issued 5,419,770 ordinary shares in exchange for all of its outstanding warrants, increasing the ordinary shares outstanding from 160,348,112 to 165,767,882. As a result of the completion of the warrant exchange offer and the post-offer exchange, no warrants remain outstanding. Accordingly, the public warrants were suspended from trading on the Nasdaq and were delisted. The ordinary shares will continue to be listed and trade on the Nasdaq under the symbol “THCH.” The purpose of the warrant exchange offer and post-offer exchange is to simplify the Company’s capital structure and reduce the potential dilutive impact of the warrants.

On July 6, 2023, Tims China announced that it opened its 700th coffee shop in Yinchuan and expanded into China’s Northwest as part of its broader growth plans.

On August 19, 2023, Tims China opened its first Popeyes flagship restaurant in the heart of Shanghai’s Huaihai commercial district. The grand opening set a new global Popeyes record for most guest orders on an opening day, with 1,761 orders. Tims China is committed to building Popeyes into a leading fried chicken brand in China, with plans to open at least 10 Popeyes restaurants in Shanghai this year and 1,700 across China over the next 10 years.

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses non-GAAP financial measures, namely adjusted store EBITDA, adjusted store EBITDA margin, adjusted general and administrative expenses, adjusted corporate EBITDA, adjusted corporate EBITDA margin, adjusted net loss, adjusted net loss margin, and adjusted basic and diluted net loss per ordinary share in evaluating its operating results and for financial and operational decision-making purposes. The Company defines (i) adjusted store EBITDA as fully-burdened gross profit of company owned and operated stores excluding depreciation and amortization, and store pre-opening expenses; (ii) adjusted store EBITDA margin as adjusted store EBITDA as a percentage of revenues from company owned and operated stores; (iii) adjusted general and administrative expenses as general and administrative expenses excluding share-based compensation expenses, expenses related to the Commitment Shares, the ESA Offering Costs, expenses related to the Option Shares, and fees related to warrant exchange and other financing programs; (iv) adjusted corporate EBITDA as operating loss excluding store pre-opening expenses, and certain non-cash expenses consisting of depreciation and amortization, share-based compensation expenses, expenses related to the Commitment Shares, the ESA Offering Costs, expenses related to the Option Shares, fees related to warrant exchange and other financing programs, impairment losses of long-lived assets, and loss on disposal of property and equipment; (v) adjusted corporate EBITDA margin as adjusted corporate EBITDA as a percentage of total revenues; (vi) adjusted net loss as net loss excluding store pre-opening expenses, share-based compensation expenses, expenses related to the Commitment Shares, the ESA Offering Costs, expenses related to the Option Shares, fees related to warrant exchange and other financing programs, impairment losses of long-lived assets, loss on disposal of property and equipment, changes in fair value of convertible notes, changes in fair value of warrant liabilities; and changes in fair value of ESA derivative liabilities; (vii) adjusted net loss margin as adjusted net loss as a percentage of total revenues; (viii) adjusted basic and diluted net loss per ordinary share as adjusted net loss attributable to the Company’s ordinary shareholders divided by weighted-average number of basic and diluted ordinary share. The Company believes adjusted store EBITDA, adjusted store EBITDA margin, adjusted general and administrative expenses, adjusted corporate EBITDA, adjusted corporate EBITDA margin, adjusted net loss, adjusted net loss margin, and adjusted basic and diluted net loss per ordinary share enhance investors' overall understanding of its financial performance and allow for greater visibility with respect to key metrics used by its management in its financial and operational decision-making.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. As these non-GAAP financial measures have limitations as analytical tools and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. The Company compensates for these limitations by reconciling the non-GAAP financial measures to the nearest U.S. GAAP performance measures, which should be considered when evaluating the Company’s performance. For reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of GAAP and Non-GAAP Results.” The Company encourages investors and others to review its financial information in its entirety and not rely on any single financial measure.

EXCHANGE RATE INFORMATION

This press release contains translations of certain RMB amounts into U.S. dollars (“USD”) at specified rates solely for the convenience of the reader. Unless otherwise stated, all translations from RMB to USD were made at the rate of RMB7.2513 to USD1.00, the exchange rate in effect on June 30, 2023 set forth in the H.10 statistical release of the Federal Reserve Board. The Company makes no representation that the RMB or USD amounts referred could be converted into USD or RMB, as the case may be, at any particular rate or at all.

PRE-RECORDED PRESENTATION

The Company will host a pre-recorded presentation that will be available beginning at Tuesday, August 29th, 2023, at 8:00 am Eastern Time (or Tuesday, August 29th, 2023, at 8:00 pm Beijing Time) from the Investor Relations website at https://ir.timschina.com under “Events and Presentations”.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may be considered forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, such as the Company’s ability to further optimize its cost structure, improve operational efficiency and achieve profitable growth, the planned expansion of Popeyes restaurants and the estimated benefits of such expansion. Forward-looking statements are statements that are not historical facts and generally relate to future events or the Company’s future financial or other performance metrics. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, as the case may be, are inherently uncertain and subject to material change. Factors that may cause actual results to differ materially from current expectations include various factors beyond management’s control, including, but not limited to, general economic conditions and other risks, uncertainties and factors set forth in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 20-F, and other filings it makes with the Securities and Exchange Commission. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

ABOUT TH INTERNATIONAL LIMITED

TH International Limited (Nasdaq: THCH) (“Tims China”) is the parent company of the exclusive master franchisees of Tim Hortons coffee shops in mainland China, Hong Kong and Macau and Popeyes restaurants in mainland China and Macau. Tims China was founded by Cartesian Capital Group and Tim Hortons Restaurants International, a subsidiary of Restaurant Brands International (TSX: QSR) (NYSE: QSR).

The company’s philosophy is rooted in world-class execution and data-driven decision making and centered on true local relevance, continuous innovation, genuine community, and absolute convenience. For more information, please visit www.timhortons.com.cn.

INVESTOR AND MEDIA CONTACTS

Investor Relations

Tims China Investor Relations:

IR@timschina.com

ICR, LLC

TimsChinaIR@icrinc.com

Public Relations

Tims China Public Relations:

Patty.Yu@timschina.com

ICR, LLC

TimsChinaPR@icrinc.com

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of RMB and US$, except for number of shares)

	As of
	December 31, 2022	June 30, 2023 (Unaudited)
	RMB	RMB	US$
ASSETS
Current assets:
Cash	239,077	255,592	35,248
Short term investment	372,376	136,373	18,807
Accounts receivable, net	5,617	29,478	4,065
Inventories	71,468	75,094	10,356
Prepaid expenses and other current assets	108,275	136,163	18,777
Total current assets	796,813	632,700	87,253

Non-current assets:
Property and equipment, net	720,036	750,743	103,532
Intangible assets, net	96,018	135,061	18,626
Operating lease right-of-use assets	946,873	947,439	130,658
Other non-current assets	82,270	83,729	11,547
Total non-current assets	1,845,197	1,916,972	264,363
Total assets	2,642,010	2,549,672	351,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowings	407,807	389,172	53,669
Accounts payable	105,673	172,859	23,838
Contract liabilities	22,122	26,894	3,709
Amount due to related parties	22,485	25,836	3,563
Derivative financial liabilities	269,251	96,464	13,303
Lease liability-current	180,468	207,077	28,557
Other current liabilities	310,456	316,580	43,659
Total current liabilities	1,318,262	1,234,882	170,298

Non-current liabilities:
Long-term bank borrowings	8,800	6,655	918
Convertible notes, at fair value	354,080	397,419	54,807
Contract liabilities - non-current	3,311	4,023	555
Amount due to related parties	-	69,368	9,566
Derivative financial liabilities - non-current	19,083	-	-
Lease liability-non-current	820,249	805,688	111,109
Other non-current liabilities	7,921	8,781	1,211
Total non-current liabilities	1,213,444	1,291,934	178,166
Total liabilities	2,531,706	2,526,816	348,464

Shareholders’ equity:
Ordinary Shares (US$0.00000939586994067732 par value, 500,000,000 shares authorized, 166,067,882 and 149,181,538 shares issued as of June 30, 2023 and December 31, 2022, respectively and 157,524,899 and 140,938,555 shares outstanding as of June 30, 2023 and December 31, 2022, respectively)	9	10	1
Additional paid-in capital	1,472,015	1,798,237	247,988
Accumulated losses	(1,380,173)	(1,783,737)	(245,989)
Accumulated other comprehensive income	16,999	5,437	751
Treasury shares (8,542,983 ordinary shares as of June 30, 2023 and December 31, 2022)	-	-	-
Total equity attributable to shareholders of the Company	108,850	19,947	2,751
Non-controlling interests	1,454	2,909	401
Total shareholders’ equity	110,304	22,856	3,152

Commitments and Contingencies	-	-	-

Total liabilities and shareholders’ equity	2,642,010	2,549,672	351,616

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Amounts in thousands of RMB and US$, except for per share data)

	For the three months ended June 30,			For the six months ended June 30,
	2022	2023		2022	2023
	RMB	RMB	US$	RMB	RMB	US$
Revenues:
Company owned and operated stores	164,534	362,627	50,009	375,579	673,078	92,821
Other revenues	14,673	49,079	6,768	28,285	75,107	10,358
Total revenues	179,207	411,706	56,777	403,864	748,185	103,179

Costs and expenses, net:
Company owned and operated stores
Food and packaging (including cost of Company owned and operated stores from transactions with a related party of RMB22,965,817 and RMB4,653,176 for the three months ended June 30, 2023 and 2022, respectively, and RMB35,070,670 and RMB10,534,168 for the six months ended June 30, 2023 and 2022, respectively)	58,895	123,394	17,017	128,466	234,720	32,369
Rental and property management fee	57,359	75,308	10,385	115,725	146,718	20,233
Payroll and employee benefits	64,367	79,371	10,946	136,166	152,331	21,007
Delivery costs	13,274	29,216	4,030	28,108	51,998	7,172
Other operating expenses (including service fee from transactions with a related party of RMB150,000 and RMB150,000 for the three months ended June 30, 2023 and 2022, respectively, and RMB300,000 and RMB 250,000 for the six months ended June 30, 2023 and 2022, respectively)	17,090	32,341	4,460	46,787	57,429	7,920
Store depreciation and amortization	28,609	34,454	4,751	54,497	67,428	9,299
Company owned and operated store costs and expenses	239,594	374,084	51,589	509,749	710,624	98,000

Costs of other revenues	8,212	37,826	5,216	16,994	56,694	7,818
Marketing expenses	19,163	25,950	3,579	31,864	44,253	6,103
General and administrative expenses	63,012	133,449	18,404	113,519	204,069	28,141
Franchise and royalty expenses (including franchise and royalty expenses from transactions with a related party of RMB13,691,296 and RMB5,617,286 for the three months ended June 30, 2023 and 2022, respectively, and RMB24,493,365 and RMB12,653,983 for the six months ended June 30, 2023 and 2022, respectively)	6,450	15,389	2,122	14,280	27,294	3,764
Other operating costs and expenses	2,055	4,361	601	4,568	9,933	1,370
Loss on disposal of property and equipment	1,957	961	133	7,360	1,857	256
Impairment losses of long-lived assets	3,581	4,360	601	5,473	8,778	1,211
Other income	382	5,758	794	596	5,984	825
Total costs and expenses, net	343,642	590,622	81,451	703,211	1,057,518	145,838

Operating loss	(164,435)	(178,916)	(24,674)	(299,347)	(309,333)	(42,659)

Interest income	148	1,547	213	334	3,570	492
Interest expenses	(3,398)	(4,853)	(669)	(6,018)	(9,189)	(1,267)
Foreign currency transaction (loss)/gain	465	15	4	(767)	(1,773)	(245)
Changes in fair value of convertible notes	(8,395)	(7,054)	(973)	(21,079)	(21,326)	(2,941)
Changes in fair value of warrant liabilities	-	(25,782)	(3,556)	-	(83,966)	(11,579)
Changes in fair value of ESA derivative liabilities	-	(12,614)	(1,740)	-	19,909	2,746
				-
Loss before income taxes	(175,615)	(227,657)	(31,395)	(326,877)	(402,108)	(55,453)
Income tax expenses	-	-	-	-	-	-
Net loss	(175,615)	(227,657)	(31,395)	(326,877)	(402,108)	(55,453)

Less: Net Loss attributable to non-controlling interests	(1,834)	1,023	141	(2,480)	1,456	201
Net Loss attributable to shareholders of the Company	(173,781)	(228,680)	(31,536)	(324,397)	(403,564)	(55,654)
Basic and diluted loss per Ordinary Share	(1.40)	(1.50)	(0.21)	(2.61)	(2.76)	(0.38)

Net loss	(175,615)	(227,657)	(31,395)	(326,877)	(402,108)	(55,453)

Other comprehensive income
Fair value changes of short-term inverstment	-	2,131	294	-	2,831	390
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes	1,566	(5,059)	(698)	1,236	(7,666)	(1,057)
Foreign currency translation adjustment, net of nil income taxes	(11,024)	(7,758)	(1,070)	(10,539)	(6,729)	(928)

Total comprehensive loss	(185,073)	(238,343)	(32,869)	(336,180)	(413,672)	(57,048)

Less: Comprehensive loss attributable to non- controlling interests	(1,834)	1,023	141	(2,480)	1,456	201
Comprehensive loss attributable to shareholders of the Company	(183,239)	(239,366)	(33,010)	(333,700)	(415,128)	(57,249)

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of RMB and US$)

	For the three months ended June 30,			For the six months ended June 30,
	2022	2023		2022	2023
	RMB	RMB	US$	RMB	RMB	US$
Net cash used in operating activities	(35,887)	241	33	(154,942)	(85,119)	(11,738)
Net cash used in investing activities	(56,090)	13,919	1,920	(180,354)	64,157	8,848
Net cash provided by financing activities	161,914	(135,370)	(18,668)	226,606	28,613	3,946
Effect of foreign currency exchange rate changes on cash	5,357	12,232	1,686	2,988	8,864	1,222
Net decrease in cash	75,294	(108,978)	(15,029)	(105,702)	16,515	2,278
Cash at beginning of the period	209,841	364,570	50,277	390,837	239,077	32,970
Cash at end of the period	285,135	255,592	35,248	285,135	255,592	35,248

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP MEASURES

(Unaudited, amounts in thousands of RMB and US$, except for number of shares and per share data)

A. Adjusted store EBITDA and adjusted store EBITDA margin

	For the three months ended June 30, 2023				For the six months ended June 30, 2023
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Revenues - company owned and operated stores	362,627	-	362,627	50,009	673,078	-	673,078	92,821
Food and packaging costs - company owned and operated stores	(123,394)	-	(123,394)	(17,017)	(234,720)	-	(234,720)	(32,369)
Rental expenses - company owned and operated stores	(75,308)	-	(75,308)	(10,385)	(146,718)	-	(146,718)	(20,233)
Payroll and employee benefits - company owned and operated stores	(79,371)	-	(79,371)	(10,946)	(152,331)	-	(152,331)	(21,007)
Delivery costs - company owned and operated stores	(29,216)	-	(29,216)	(4,030)	(51,998)	-	(51,998)	(7,172)
Other operating expenses - company owned and operated stores	(32,341)	-	(32,341)	(4,460)	(57,429)	-	(57,429)	(7,920)
Store depreciation and amortization	(34,454)	-	(34,454)	(4,751)	(67,428)	-	(67,428)	(9,299)
Franchise and royalty expenses - company owned and operated stores	(11,654)	-	(11,654)	(1,607)	(21,477)	-	(21,477)	(2,962)
Fully-burdened gross loss - company owned and operated stores	(23,111)	-	(23,111)	(3,187)	(59,023)	-	(59,023)	(8,141)
Store depreciation and amortization	34,454	-	34,454	4,751	67,428	-	67,428	9,299
Store pre-opening expenses	6,901	-	6,901	952	15,841	-	15,841	2,185
Adjusted Store EBITDA	18,244	-	18,244	2,516	24,246	-	24,246	3,343
Adjusted Store EBITDA Margin	5.0%		5.0%	5.0%	3.6%		3.6%	3.6%

	For the three months ended June 30, 2022				For the six months ended June 30, 2022
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Revenues - company owned and operated stores	164,534	-	164,534	24,602	375,579	-	375,579	56,159
Food and packaging costs - company owned and operated stores	(58,895)	-	(58,895)	(8,806)	(128,466)	-	(128,466)	(19,209)
Rental expenses - company owned and operated stores	(57,359)	-	(57,359)	(8,577)	(115,725)	-	(115,725)	(17,304)
Payroll and employee benefits - company owned and operated stores	(64,367)	-	(64,367)	(9,625)	(136,166)	-	(136,166)	(20,360)
Delivery costs - company owned and operated stores	(13,274)	-	(13,274)	(1,985)	(28,108)	-	(28,108)	(4,203)
Other operating expenses - company owned and operated stores	(17,090)	-	(17,090)	(2,555)	(46,787)	-	(46,787)	(6,996)
Store depreciation and amortization	(28,609)	-	(28,609)	(4,278)	(54,497)	-	(54,497)	(8,149)
Franchise and royalty expenses - company owned and operated stores	(5,152)	-	(5,152)	(770)	(11,508)	-	(11,508)	(1,721)
Fully-burdened gross loss - company owned and operated stores	(80,212)	-	(80,212)	(11,994)	(145,678)	-	(145,678)	(21,783)
Store depreciation and amortization	28,609	-	28,609	4,278	54,497	-	54,497	8,149
Store pre-opening expenses	7,817	-	7,817	1,169	22,383	-	22,383	3,347
Adjusted Store EBITDA	(43,786)	-	(43,786)	(6,547)	(68,798)	-	(68,798)	(10,287)
Adjusted Store EBITDA Margin	-26.6%		-26.6%	-26.6%	-18.3%		-18.3%	-18.3%

B. Adjusted general and administrative expenses

	For the three months ended June 30, 2023				For the six months ended June 30, 2023
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
General and administrative expenses	(127,148)	(6,301)	(133,449)	(18,404)	(197,768)	(6,301)	(204,069)	(28,141)
Adjusted for:
Share-based compensation expenses	55,557	-	55,557	7,662	58,718	-	58,718	8,098
Fees related to warrant exchange and other financing programs	23,219	-	23,219	3,202	23,219	-	23,219	3,202
Adjusted General and administrative expenses	(48,372)	(6,301)	(54,673)	(7,540)	(115,831)	(6,301)	(122,132)	(15,889)
Adjusted General and administrative expenses as a % of total revenues	11.7%		13.3%	13.3%	15.5%		16.3%	16.3%

	For the three months ended June 30, 2022				For the six months ended June 30, 2022
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
General and administrative expenses	(63,012)	-	(63,012)	(9,422)	(113,519)	-	(113,519)	(16,974)
Adjusted for:
Share-based compensation expenses	-	-	-	-	-	-	-	-
Fees related to warrant exchange and other financing programs	-	-	-	-	-	-	-	-
Adjusted General and administrative expenses	(63,012)	-	(63,012)	(9,422)	(113,519)	-	(113,519)	(16,974)
Adjusted General and administrative expenses as a % of total revenues	35.2%		35.2%	35.2%	28.1%		28.1%	28.1%

C. Adjusted corporate EBITDA and adjusted corporate EBITDA margin

	For the three months ended June 30, 2023				For the six months ended June 30, 2023
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Operating loss	(171,458)	(7,458)	(178,916)	(24,674)	(301,875)	(7,458)	(309,333)	(42,659)
Adjusted for:
Store pre-opening expenses	6,901	-	6,901	952	15,841	-	15,841	2,185
Depreciation and amortization	39,677	465	40,142	5,536	78,034	465	78,499	10,826
Share-based compensation expenses	55,557	-	55,557	7,662	58,718	-	58,718	8,098
Fees related to warrant exchange and other financing programs	23,219	-	23,219	3,202	23,219	-	23,219	3,202
Impairment losses of long-lived assets	4,360	-	4,360	601	8,778	-	8,778	1,211
Loss on disposal of property and equipment	961	-	961	133	1,857	-	1,857	256
Adjusted Corporate EBITDA	(40,783)	(6,993)	(47,776)	(6,588)	(115,428)	(6,993)	(122,421)	(16,881)
Adjusted Corporate EBITDA Margin	-9.9%		-11.6%	-11.6%	-15.4%		-16.4%	-16.4%

	For the three months ended June 30, 2022				For the six months ended June 30, 2022
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Operating loss	(164,435)	-	(164,435)	(24,587)	(299,347)	-	(299,347)	(44,760)
Adjusted for:
Store pre-opening expenses	7,817	-	7,817	1,169	22,383	-	22,383	3,347
Depreciation and amortization	29,724	-	29,724	4,445	59,290	-	59,290	8,865
Share-based compensation expenses	-	-		-	-	-		-
Impairment losses of long-lived assets	3,581	-	3,581	535	5,473	-	5,473	818
Loss on disposal of property and equipment	1,957	-	1,957	293	7,360	-	7,360	1,101
Adjusted Corporate EBITDA	(121,356)	-	(121,356)	(18,145)	(204,841)	-	(204,841)	(30,629)
Adjusted Corporate EBITDA Margin	-67.7%		-67.7%	-67.7%	-50.7%		-50.7%	-50.7%

D. Adjusted net loss and adjusted net loss margin

	For the three months ended June 30, 2023				For the six months ended June 30, 2023
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Net loss	(220,259)	(7,398)	(227,657)	(31,395)	(394,710)	(7,398)	(402,108)	(55,453)
Adjusted for:
Store pre-opening expenses	6,901	-	6,901	952	15,841	-	15,841	2,185
Share-based compensation expenses	55,557	-	55,557	7,662	58,718	-	58,718	8,098
Fees related to warrant exchange and other financing programs	23,219	-	23,219	3,202	23,219	-	23,219	3,202
Impairment losses of long-lived assets	4,360	-	4,360	601	8,778	-	8,778	1,211
Loss on disposal of property and equipment	961	-	961	133	1,857	-	1,857	256
Changes in fair value of convertible notes	7,054	-	7,054	973	21,326	-	21,326	2,941
Changes in fair value of warrant liabilities	25,782	-	25,782	3,556	83,966	-	83,966	11,579
Changes in fair value of ESA derivative liabilities	12,614	-	12,614	1,740	(19,909)	-	(19,909)	(2,746)
Adjusted Net loss	(83,811)	(7,398)	(91,209)	(12,576)	(200,914)	(7,398)	(208,312)	(28,727)
Adjusted Net loss Margin	-20.4%		-22.2%	-22.2%	-26.9%		-27.8%	-27.8%

	For the three months ended June 30, 2022				For the six months ended June 30, 2022
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Net loss	(175,615)	-	(175,615)	(26,259)	(326,877)	-	(326,877)	(48,877)
Adjusted for:
Store pre-opening expenses	7,817	-	7,817	1,169	22,383	-	22,383	3,347
Impairment losses of long-lived assets	3,581	-	3,581	535	5,473	-	5,473	818
Loss on disposal of property and equipment	1,957	-	1,957	293	7,360	-	7,360	1,101
Changes in fair value of convertible notes	8,395	-	8,395	1,255	21,079	-	21,079	3,152
Adjusted Net loss	(153,865)	-	(153,865)	(23,007)	(270,582)	-	(270,582)	(40,459)
Adjusted Net loss Margin	-85.9%		-85.9%	-85.9%	-67.0%		-67.0%	-67.0%

E. Adjusted basic and diluted net loss per Ordinary Share

	For the three months ended June 30, 2023				For the six months ended June 30, 2023
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Net Loss attributable to shareholders of the Company	(221,282)	(7,398)	(228,680)	(31,536)	(396,166)	(7,398)	(403,564)	(55,654)
Adjusted for:
Store pre-opening expenses	6,901	-	6,901	952	15,841	-	15,841	2,185
Share-based compensation expenses	55,557	-	55,557	7,662	58,718	-	58,718	8,098
Fees related to warrant exchange and other financing programs	23,219	-	23,219	3,202	23,219	-	23,219	3,202
Impairment losses of long-lived assets	4,360	-	4,360	601	8,778	-	8,778	1,211
Loss on disposal of property and equipment	961	-	961	133	1,857	-	1,857	256
Changes in fair value of convertible notes	7,054	-	7,054	973	21,326	-	21,326	2,941
Changes in fair value of warrant liabilities	25,782	-	25,782	3,556	83,966	-	83,966	11,579
Changes in fair value of ESA derivative liabilities	12,614	-	12,614	1,740	(19,909)	-	(19,909)	(2,746)
Adjusted Net loss attributable to shareholders of the Company	(84,834)	(7,398)	(92,232)	(12,717)	(202,370)	(7,398)	(209,768)	(28,928)
Weighted average shares outstanding used in calculating basic and diluted loss per share	152,280,039	152,280,039	152,280,039	152,280,039	145,981,327	145,981,327	145,981,327	145,981,327
Adjusted basic and diluted net loss per Ordinary Share	(0.56)	(0.05)	(0.61)	(0.08)	(1.39)	(0.05)	(1.44)	(0.20)

	For the three months ended June 30, 2022				For the six months ended June 30, 2022
	Tims	Popeyes	Total		Tims	Popeyes	Total
	RMB	RMB	RMB	US$	RMB	RMB	RMB	US$
Net Loss attributable to shareholders of the Company	(173,781)	-	(173,781)	(25,985)	(324,397)	-	(324,397)	(48,506)
Adjusted for:
Store pre-opening expenses	7,817	-	7,817	1,169	22,383	-	22,383	3,347
Impairment losses of long-lived assets	3,581	-	3,581	535	5,473	-	5,473	818
Loss on disposal of property and equipment	1,957	-	1,957	293	7,360	-	7,360	1,101
Changes in fair value of convertible notes	8,395	-	8,395	1,255	21,079	-	21,079	3,152
Adjusted Net loss attributable to shareholders of the Company	(152,031)	-	(152,031)	(22,733)	(268,102)	-	(268,102)	(40,088)
Weighted average shares outstanding used in calculating basic and diluted loss per share	124,205,437	124,205,437	124,205,437	124,205,437	124,199,715	124,199,715	124,199,715	124,199,715
Adjusted basic and diluted net loss per Ordinary Share	(1.22)	-	(1.22)	(0.18)	(2.16)	-	(2.16)	(0.32)